                                                                   EXHIBIT 10.37

Certain confidential portions of this Exhibit were omitted by means of asterisks in lieu of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to the Company's request for confidential treatment pursuant to the Company's request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

                                 IPAYMENT, INC.

                      CHASE MERCHANT SERVICES, L.L.C., AND

                              JPMORGAN CHASE BANK






                                MERCHANT PROGRAM

                              PROCESSING AGREEMENT

                     MERCHANT PROGRAM PROCESSING AGREEMENT


         THIS MERCHANT PROGRAM PROCESSING AGREEMENT ("Agreement") is entered into this 31st day of January 2003, among IPAYMENT, INC., a Delaware corporation, having its principal place of business at 40 Burton Hills, Suite 415, Nashville, TN 37215 ("IPAYMENT"), CHASE MERCHANT SERVICES, L.L.C. ("CMS"), with an office at 3975 N.W. 120th Avenue, Coral Springs, Florida 33065, and JPMORGAN CHASE BANK ("CHASE"), with an office at 100 Duffy Avenue, Hicksville, New York 11801. Under this Agreement, CMS and CHASE will collectively be referred to as "SERVICERS".


                                    RECITALS

         WHEREAS, CHASE, as a principal Member of VISA, U.S.A. Incorporated ("VISA") and MasterCard International, Inc. ("MasterCard"), and a member of certain Networks, together with CMS, provides Merchants the ability to establish a merchant account through which CHASE and CMS provide electronic Card processing services, including authorization, data capture, processing, settlement and reconciliation of United States Dollar denominated credit and debit card transactions (the "Payment Processing Services").

         WHEREAS, IPAYMENT and its wholly-owned subsidiaries listed on EXHIBIT B to this Agreement ("Subsidiaries") are in the business of developing and marketing Merchant credit and debit card programs, originating Merchant relationships, and providing (either directly or through a third party provider) Merchant bankcard processing services.

         WHEREAS, IPAYMENT and its Subsidiaries, pursuant to existing marketing and service agreements with other Member banks, are sponsored and registered as an Independent Sales Organizations ("ISO") and Member Service Providers ("MSP") for Visa and MasterCard, respectively, and have acquired and/or established a credit card merchant portfolio (through other Member banks), for which IPAYMENT and its Subsidiaries, as of the effective date of this Agreement, either directly or through a third party provider, provide processing services for the merchants identified on EXHIBIT C hereto and made a part hereof (the "Existing Portfolio").

         WHEREAS, IPAYMENT and SERVICERS desire to establish a Merchant Program whereby CHASE will sponsor as ISOs and MSPs for Visa and MasterCard, respectively, IPAYMENT and Subsidiaries, as well as Subsidiaries' respective Sub-Independent Sales Organizations (as such term is defined in Section 2.7 of this Agreement) as are approved by SERVICERS in SERVICERS' sole discretion, in accordance with this Agreement, and whereby SERVICERS will settle Card transactions and perform certain other functions in connection therewith pursuant to and as outlined in the terms of this Agreement, with respect to (i) the Existing Portfolio; (ii) Approved Merchants; and (iii) any Subsequently Acquired Portfolio approved by SERVICES under this Agreement.

         WHEREAS, SERVICERS and IPAYMENT have arrived at mutually acceptable parameters for the Program and desire to enter into this Agreement reflecting such parameters and establishing the business and legal terms relating to the establishment of the Program.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   SECTION 1
                                  DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

         "ACH" shall mean the electronic transfer of funds through the Automated Clearing House System.

         "ACTIVE ACCOUNT" shall mean an Approved Merchant that is subject to assessment for the monthly minimum fee for processing.

         "AFFILIATE" shall mean any entity that directly or indirectly controls, is controlled by or is under common control with any party to this Agreement. Chase Merchant Ventures, Inc., First Data Merchant Services Corporation and each of their Affiliates shall also be considered Affiliates of CMS for purposes of this Agreement, regardless of whether they satisfy the requirements of the preceding sentence.

         "APPLICANT" shall mean a Merchant who submits a Merchant Application.

         "APPLICATION" shall mean the Merchant application (approved by SERVICERS and IPAYMENT) and disseminated by IPAYMENT. The Application may be modified by mutual written agreement of SERVICERS and IPAYMENT. IPAYMENT shall cease its use of any Application which may become unacceptable to SERVICERS, in SERVICERS' sole, reasonable judgment, upon thirty (30) days' notice (unless, however, a shorter timeframe is required by an Association, the Rules or applicable law, rules or regulations, in which case, such shorter timeframe will apply).

         "APPLICATION MATERIALS" shall mean the Application and all other materials developed to facilitate the execution of Merchant Processing Agreements, as approved by SERVICERS and IPAYMENT. IPAYMENT shall cease its use of any Application Materials which may become unacceptable to SERVICERS, in SERVICERS' sole, reasonable judgment, upon thirty (30) days' notice (unless, however, a shorter timeframe is required by an Association, the Rules or applicable law, rules or regulations, in which case, such shorter timeframe will apply).

         "APPROVED MERCHANT" means each: (i) Merchant approved by SERVICERS for participation in the Program that enters into a Merchant Processing Agreement with SERVICERS; (ii) each Existing Merchant in the Existing Portfolio which is approved to participate in the Program by SERVICERS pursuant to the terms of this Agreement and whose contract for Transaction processing and settlement services with another Member (and/or IPAYMENT or one of its Subsidiaries or a predecessor in interest to IPAYMENT), has been assigned to SERVICERS; and (iii) each Merchant in a Subsequently Acquired Portfolio which is approved to participate in the Program by SERVICERS pursuant to the terms of this Agreement and whose contract for Transaction processing and settlement services with another Member (and/or IPAYMENT, or a predecessor in interest to IPAYMENT), has been assigned to SERVICERS.

         "ASSOCIATION" means any entity formed to administer and promote credit cards, including VISA and MasterCard.

         "BASE AMOUNT" shall be mean $50,000 or a greater amount determined by SERVICERS in their sole, reasonable discretion.

         "BIN" means a unique Bank Identification Number assigned by Visa to identify a Member or Processor for authorization, clearing or settlement processing. "ICA" is the corresponding number assigned by MasterCard for the same purpose.

         "BUSINESS DAY" shall mean any day on which CHASE is open for business, other than Saturdays, Sundays, or State or Federal holidays.

         "CARD" means a credit card or debit card issued by a member of either MasterCard or VISA and bearing its respective trade names, trademarks, and/or trade symbols, as well as on-line debit cards issued by a participating debit network.

         "CARDHOLDER" means the individual whose name is embossed on the Card and any authorized user of such Card.

         "CONFIDENTIAL INFORMATION" shall mean non-public information about, and proprietary materials of, either party as defined and more fully described in
SECTION 9.1 of this Agreement.

         "CONVERSION" OR "CONVERTED" shall mean the conversion of Existing Merchants in the Existing Portfolio to SERVICERS' system for settlement services in accordance with the terms of this Agreement in conjunction with the transfer of the BINs and ICAs to SERVICERS for such Existing Portfolio.

         "CREDIT TRANSACTION" means the evidence of a refund or price adjustment by a Merchant to a Cardholder's account in connection with a prior purchase by such Cardholder using a Card, regardless of whether the form of such evidence is in paper, electronic or otherwise, all of which must conform to the Rules.

         "DAY" means a calendar day unless otherwise specified.

         "DDA" means a direct deposit account.

         "ELIGIBLE MERCHANT" shall mean a Merchant that meets the Program approval standards, is not presently a party to a payment processing agreement with SERVICERS, is not presently receiving Payment Processing Services from SERVICERS, and is solicited by IPAYMENT, Subsidiaries, or IPAYMENT's Sub-Independent Service Organizations that are approved for the Program. Merchants whose business involves future delivery risk and whose projected Card sales exceed $20 million per year shall not be targeted under this Program.

         "EVENT OF DEFAULT" shall mean any event specified in Section 11.4.

         "EXISTING MERCHANTS" shall mean those Merchants in the Existing Portfolio which are approved to participate in the Program by SERVICERS pursuant to the terms of this Agreement and whose contract for Transaction processing and settlement services with another Member, merchant account and merchant reserves have been assigned to SERVICERS.

         "EXISTING PORTFOLIO" means that collective of Merchants approved to participate in the Program by SERVICERS that were: (i) prior to Conversion, receiving Transaction processing and settlement services from another Member, and (ii) whose contract has been assigned to SERVICERS pursuant to the terms of this Agreement.

         "FDMS" shall refer to First Data Merchant Services Corporation, which will be the exclusive processing entity for the Merchant Portfolio, unless SERVICERS approve otherwise in their sole discretion.

         "INACTIVE ACCOUNT" shall mean an Approved Merchant that is not an Active Account.

         "INTELLECTUAL PROPERTY" shall mean copyrights, Marks (as defined below), trade secrets, patents or other intellectual property of either party.

         "INTEREST PAYMENT" shall have the meaning ascribed to it in Section 6.4 herein.

         "LOSS OR LOSSES" shall mean any loss, liability, claim, suit, demand, damages, judgments, expenses (including, without limitation, reasonable attorneys' fees and collection costs), orders of restitution, and penalties (including, without limitation, civil monetary penalties and VISA and MasterCard fines and penalties).

         "MARKS" shall mean the trademarks or service marks of either party.

         "MATERIAL" when used with reference to information, a fact or circumstance, a course of action, a decision-making process or other matter, shall be limited to information, facts and circumstances, courses of action, decision-making processes or other matters as to which there is a substantial likelihood that a reasonable person would attach importance.

         "MEMBER" means a licensee or member of an Association which is authorized by the Association Ito enter or receive Transactions into (or from) the Association's authorization and settlement systems, and to participate in the Association's Card program.

         "MERCHANT" shall mean an individual or entity that engages in, or desires to engage in credit, debit or charge card transactions with its customers.

         "MERCHANT ACCOUNT" shall mean the account relationship established between SERVICERS and an Approved Merchant pursuant to a Merchant Processing Agreement.

         "MERCHANT DISCOUNT AMOUNT" shall mean the portion of the face amount of credit card drafts or transactions submitted by Approved Merchants and processed through the Program that is paid to SERVICERS. Further, this portion shall be determined by application of the Merchant Discount Rate that is reflected in each Merchant Processing Agreement.

         "MERCHANT DISCOUNT RATE" shall mean a percentage rate to be applied to determine the portion of the face amount of a credit card draft or transaction that will not be paid or credited to the originating Merchant, which rate shall be reflected in each Merchant Processing Agreement and subject to change from time to time pursuant to the terms of the Merchant Processing Agreement.

         "MERCHANT PORTFOLIO" shall mean the aggregate of Approved Merchants participating in the Program pursuant to this Agreement and all additional Merchants in a Subsequently Acquired Portfolio which are approved by SERVICERS to participate in the Program pursuant to this Agreement and whose contract for Transaction processing and settlement services with another Member has been assigned to SERVICERS.

         "MERCHANT PROCESSING AGREEMENT" shall mean a written agreement among SERVICERS and an Approved Merchant that governs the Approved Merchant's participation in the Program. The initial Merchant Processing Agreement agreed to by the parties is attached hereto as EXHIBIT F. The Merchant Processing Agreement may be modified by mutual written agreement of SERVICERS and IPAYMENT. IPAYMENT shall cease its use of any Merchant Processing Agreement which may become unacceptable to SERVICERS, in SERVICERS' sole, reasonable judgment, upon thirty (30) days' notice (unless, however, a shorter timeframe is required by an Association, the Rules or applicable law, rules or regulations, in which case, such shorter timeframe will apply).

         "MERCHANT PROCESSING POLICY" shall mean the merchant policy, guidelines and standards established by SERVICERS under which SERVICERS will enter into a Merchant Processing Agreement with a Merchant as in effect from time to time during the term of this Agreement, a copy of which is attached hereto as EXHIBIT D, which may be modified from time to time by SERVICERS upon 30 days prior written notice to IPAYMENT.

         "MERCHANT RESERVE ACCOUNT" shall mean one or more accounts maintained and controlled by SERVICERS for the deposit of funds received from Merchants pursuant to their respective Merchant Processing Agreements as security and collateral against Merchant Loss that might be incurred by IPAYMENT or SERVICERS.

         "MINIMUM BALANCE" shall have the meaning provided in SECTION 6.1 (A).

         "NET PROGRAM PARTICIPATION FEES" shall mean, at any point in time, all Program Participation Fees minus the sum of:

                  (a) All compensation and other amounts (including unreimbursed chargebacks and payments to the Reserve Account) due SERVICERS plus

                  (b) All fees and other amounts due third party processors under or in connection with this Agreement or any Merchant Processing Agreements.

         "NET SALES" shall mean the dollar amount of MasterCard and VISA sales draft and Transactions processed under the Program for an Approved Merchant, which drafts and Transactions are generated through the use of VISA and MasterCard cards at an Approved Merchant during a particular period, minus the dollar amount of all chargebacks, refunds, purchase returns and credits made regarding the Approved Merchant during the period in connection with Transactions that originated at the Approved Merchant.

         "NET VOLUME" shall mean the gross Card volume processed monthly by the Merchant less any credits, chargebacks and adjustments settled.

         "NETWORK" means those certain debit networks, formed to allow debit cards from banks subscribing to the network to be used at other subscribing banks and at subscribing retailers, that SERVICERS participate in, as such participation may change from time to time in SERVICERS' sole discretion.

         "PAYMENT DATE" shall mean the tenth (10th) Day of each calendar month during the term of this Agreement.

         "PAYMENT PROCESSING SERVICES" shall have the meaning provided in the first recital of this Agreement.

         "PRICING SCHEDULE" shall mean the pricing attached to this Agreement as EXHIBIT A.

         "PROGRAM" shall mean IPAYMENT's and Subsidiaries' sales and marketing activities on behalf of itself and SERVICERS for the purpose of SERVICERS providing clearing and settlement services for United States Dollar denominated VISA and MasterCard credit card transactions and off-line debit card transactions for Merchants located in the United States.

         "PROGRAM PARTICIPATION FEES" shall mean all fees owed by Merchants under the applicable Merchant Processing Agreements, including, but not limited to, the Merchant Discount Amounts or Transaction fees, which amounts may be recommended by IPAYMENT and finally determined by SERVICERS.

         "PROGRAM RECEIPTS" shall mean all amounts collected by SERVICERS for a Merchant under a Merchant Processing Agreement.

         "PROGRAM TRANSFER" shall mean SERVICERS' transfer and assignment of their rights and obligations under the Merchant Processing Agreements and Merchant Accounts for the Merchant Portfolio, in conjunction with a transfer of the BINs and ICAs for the Merchant Portfolio to a VISA and MasterCard Member designated by IPAYMENT in accordance with SECTION 10.1.

         "PROMOTIONAL MATERIALS" shall mean all oral and written solicitations and advertisements and other communications (including telemarketing scripts) used to market, promote, and solicit the establishment of Merchant Processing Agreements with Merchants.

         "PROSPECTIVE MERCHANT" is a Merchant solicited by IPAYMENT or Subsidiaries (or IPAYMENT's Sub-Independent Service Organizations) for participation in the Program defined in SECTION 2.4 of this Agreement.

         "RESERVE ACCOUNT" shall mean the account at SERVICERS that is to be established by IPAYMENT and fully controlled by SERVICERS as described in
SECTION 8.1 to insure payment of chargebacks, fees and other amounts due to SERVICERS.

         "RULES" shall mean the rules, bylaws, regulations and/or requirements, releases, interpretations and other requirements that are promulgated, imposed or adopted by VISA and/or MasterCard, as they may from time to time be amended.

         "SUBSEQUENTLY ACQUIRED PORTFOLIO" shall mean any portfolio of merchant agreements that is acquired by IPAYMENT after the date of this Agreement.

         "SUBSIDIARIES" shall mean the wholly-owned subsidiaries of IPAYMENT which are identified on EXHIBIT B to this Agreement.

         "TERMINATION RESERVE ACCOUNT" shall mean a Reserve Account to be established upon notice of termination of this Agreement to insure the payment of chargebacks, fees and other amounts which may become due to SERVICERS following termination of the Agreement.

         "TRANSACTION" means the consummation of a sale of goods and/or services by a Merchant through the use of a Card or the initiation of a credit to a Cardholder by a Merchant with respect to a Card.

         "TRANSFER ACCOUNT" shall mean one or more accounts at CHASE that are established and maintained by (and in the name of) IPAYMENT to allow SERVICERS to credit and debit funds as provided in SECTION 6.


                                   SECTION 2
                                PROGRAM SERVICES


2.1      SERVICERS' SERVICES.

         (a) SERVICERS shall provide the services specified in this Agreement and shall be compensated therefor as set forth in the Pricing Schedule attached as EXHIBIT A. During the Initial Term of this Agreement, SERVICERS shall not change the pricing set forth on EXHIBIT A, except that such pricing may be adjusted by SERVICERS to (i) reflect actual increases by an Association in interchange, assessments or other Association fees, or (ii) pass through actual increases charged by third party processors or third parties for on-line communication costs and similar items for which SERVICERS are responsible for payment. SERVICERS may adjust the pricing set forth in Exhibit A for any renewal term by providing IPAYMENT with notice of such adjusted pricing at least one-hundred and twenty (120) days' prior to the expiration of the Initial Term or any renewal term.

         (b) SERVICERS shall, after the full execution of this Agreement by the parties, take such actions, with assistance from IPAYMENT and Subsidiaries, to initially sponsor IPAYMENT and Subsidiaries, at IPAYMENT's expense, as ISOs for Visa and as MSPs for MasterCard. SERVICERS agree to maintain such sponsorships during the term of this Agreement at IPAYMENT's expense and subject to IPAYMENT providing any and all information, documents or materials as may be necessary for such sponsorship maintenance.

         (c) SERVICERS agree, on a non-exclusive basis, to settle Transactions for Approved Merchants in accordance with the settlement procedures and terms and conditions set forth in SECTION 6 below of this Agreement.

         (d) SERVICERS agrees that pursuant to and in accordance with the terms and provisions set forth in Section 4, below, it will timely review and process the Application of each Prospective Merchant submitted by IPAYMENT or one of Subsidiaries.

         (e) SERVICERS will obtain copies for IPAYMENT of the Rules or any Association or Network manuals and publications that are available to Members. IPAYMENT will reimburse SERVICERS for all costs incurred in connection with this subsection 2.1(e).

         (f) From time to time, and within a reasonable time following SERVICERS' receipt of notice of Material changes in the Rules applicable to the Program, SERVICERS will advise IPAYMENT, who shall, in turn, notify each Merchant in the Merchant Portfolio with an Active Account, of such changes imposed by the Rules.

         (g) SERVICERS will materially comply with applicable Association Rules and applicable law concerning Cardholder information and Transaction data.

         (h) SERVICERS will approve or disapprove, in their sole discretion, all Application Materials and Promotional Materials proposed to be used by IPAYMENT in marketing the Program as soon as practicable following the submission by IPAYMENT for SERVICERS' review thereof pursuant to
         Section 3.

         (i) From time to time in their sole discretion and at their sole cost and expense, SERVICERS may also perform certain risk management services, such as periodic credit reviews, fraud reviews and monitoring and collections, with respect to Program Merchants. SERVICERS' participation in any such activity shall not in any way relieve IPAYMENT from its responsibility for credit and fraud losses which may result from or be related to Program Merchants' transactions.

2.2 IPAYMENT'S OBLIGATIONS. IPAYMENT shall perform all sales and marketing activities in furtherance of the Program, subject to the terms of this Agreement. It is understood that (at all times) SERVICERS have the ultimate approval right for IPAYMENT's solicitation procedures, Application Materials, application processing procedures, Merchant qualification criteria, transaction processing procedures, customer service levels, Program terms, Program fees, and other Program policies, all of which must be approved in advance by SERVICERS in writing. IPAYMENT shall also perform all initial Merchant credit review and underwriting on Prospective Merchants in a manner consistent with
         Section 4 of this Agreement. IPAYMENT shall submit a minimum of [****] of Visa and MasterCard transactions processed by FDMS

[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

         to SERVICERS for clearing and settlement services; provided, however, that Merchants that do not meet the Merchant Processing Policy, or are otherwise declined by SERVCERS, shall not be included in calculating this [****] performance minimum.

2.3      EXISTING MERCHANTS.

         (a) IPAYMENT represents and warrants: (i) that a true and correct list of Merchants in the Existing Portfolio as of January 16, 2003 is attached hereto and made a part hereof as EXHIBIT C; (ii) that none of the Merchants in the Existing Portfolio operate in the unacceptable industries outlined in the Merchant Processing Policy (attached as EXHIBIT D); and (iii) that it has the authority and right to assign and transfer the Card processing agreements, merchant accounts and merchant reserves for the Existing Merchants in the Existing Portfolio to SERVICERS. IPAYMENT shall obtain a signed Merchant Processing Agreement from each of its Existing Merchants and shall provide a signed copy thereof to SERVICERS; provided, however, that IPAYMENT is not required to obtain a substitute agreement from any Existing Merchant that currently has in effect a valid and binding Card processing agreement in a form acceptable to SERVICERS in their sole discretion. SERVICERS acknowledge that they have received forms of Card processing agreements from IPAYMENT for the Existing Portfolio as outlined on EXHIBIT E (attached hereto), which are acceptable provided they comply with the Rules and applicable law, rules and regulations.

         (b) SERVICERS agree that each Merchant in the Existing Portfolio is approved by SERVICERS to participate in the Program pursuant to the terms of this Agreement, subject to SERVICERS' continued credit review. Should SERVICERS' determine that an Existing Merchant within the Existing Portfolio does not meet the Merchant Processing Policy, following the Conversion, SERVICERS may decline such Merchant and cease providing settlement services under this Agreement, in SERVICERS' sole discretion.

         (c) IPAYMENT represents and warrants that its merchant processing business has in all material respects been operated in compliance with all applicable laws, rules, orders, regulations, policies and guidelines of all governmental and regulatory entities and all Associations, including all underwriting and monitoring procedures.

         (d) Following the effective date of this Agreement, IPAYMENT shall assist SERVICERS in performing SERVICERS' continued credit review on each Existing Merchant and agrees to provide SERVICERS at a minimum with the following documentation:

                  (i) An electronic report of the annual Card sales volume for each Existing Merchant account, including account numbers, d.b.a. names, legal names, addresses, start dates, MCC codes, annual sales and transactions, annual returns and annual Chargebacks.

                  (ii) Upon request by SERVICERS, a copy of the Existing Merchant's application, data sheets, DDA account balances, and any other information SERVICERS deem necessary to perform a credit review.


[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

                  (iii) A list of all Existing Merchants on Association compliance programs, internal watch list or classified accounts or any collateralized accounts.

                  (iv) Upon request by SERVICERS, a financial statement (including a balance sheet and an income statement) on all Existing Merchants with $1,000,000 or more in high risk annual Bank Card sales volume, or those Existing Merchants where SERVICERS find such financial statements necessary. In addition to the foregoing, IPAYMENT shall promptly provide any additional documentation requested by SERVICERS.

         (e) If under Section 2.3(d) SERVICERS determine, in their sole discretion, that IPAYMENT has insufficient data upon which SERVICERS can perform an adequate and proper credit review on an Existing Merchant, IPAYMENT will obtain a fully completed Merchant Application from each such Existing Merchant. If IPAYMENT is unable to obtain a fully completed Merchant Application from an Existing Merchant, SERVICERS may decline such Merchant and cease providing settlement services under this Agreement

         (f) The parties acknowledge that certain of the Existing Merchants are Inactive Accounts. The reserve accounts, along with the merchant accounts, for such Existing Merchants shall be transferred to SERVICERS upon Conversion.

2.4 PROSPECTIVE MERCHANTS. IPAYMENT will actively promote and recommend SERVICERS' Payment Processing Services to Prospective Merchants.

2.5 PRICING. All Program Participation Fees shall be recommended by IPAYMENT and finally determined by SERVICERS and reflected in applicable Merchant Processing Agreements.

2.6      BINS AND ICAS TRANSFER AND ASSIGNMENT.

         (a) For purposes of Prospective Merchants that are approved by SERVICERS for participation in the Program, SERVICERS will make available the use of BINs and ICAs to facilitate the Program and to segregate Program Merchants into BINs and ICAs separate from Merchants not covered by the Program.

         (b) Immediately following execution of this Agreement, for purposes of facilitating the assignment of the Existing Portfolio to SERVICERS, IPAYMENT shall initiate and be responsible for the transfer of the BINs and ICAs from other Member Banks to SERVICERS with respect to the Existing Portfolio. To that end, IPAYMENT shall be responsible for providing any and all information, documents or materials as may be necessary to transfer the BINs and ICAs for the Merchant Portfolio and for addressing any information requests from VISA or MasterCard. Upon completion of such transfer to SERVICERS, including without limitation, approval by VISA and MasterCard, SERVICES shall use such BINs and ICAs solely for the Program.

         (c) IPAYMENT shall be solely responsible for, and reimburse SERVICERS for, any and all costs arising out of or related to making available, converting or transferring the BINs and ICAs pursuant to Sections 2.6(a) and (b).

2.7 USE OF SUB-INDEPENDENT SALES ORGANIZATIONS. If IPAYMENT desires to use the services of any other independent sales organization (a "Sub-Independent Sales Organization"):

         (a) IPAYMENT shall provide adequate notice to SERVICERS of IPAYMENT's intention to use the services of any Sub-Independent Sales Organization;

         (b) SERVICERS shall be provided an adequate opportunity to review the business practices of such Sub-Independent Sales Organization;

         (c) SERVICERS may request any additional information regarding a proposed Sub-Independent Sales Organization which they deem appropriate prior to SERVICERS approving or disapproving of IPAYMENT's use of such Sub-Independent Sales Organization;

         (d) If SERVICERS object to IPAYMENT's use of a Sub-Independent Sales Organization IPAYMENT shall not obtain any services (including sales and marketing services) from such entity for the Program;

         (e) A Sub-Independent Sales Organization may not use SERVICERS' names or Marks without written approval from the applicable SERVICER(s); and

         (f) IPAYMENT shall enter into a written agreement with each Sub-Independent Sales Organization that (i) requires the Sub-Independent Sales Organization to comply with all applicable terms of this Agreement and all rules and regulations of VISA and MasterCard, (ii) prohibits the use of any of SERVICERS' names or Marks without prior approval, (iii) prohibits the making of any representation or creating any liability on behalf of SERVICERS, (iv) provides for indemnification of SERVICERS by the Sub-Independent Sales Organization to the same extent IPAYMENT indemnifies SERVICERS pursuant to this Agreement, and (v) makes SERVICERS third party beneficiaries thereunder. Notwithstanding, IPAYMENT's compliance with this Section 2.7, IPAYMENT shall not be relieved of any responsibilities or obligations it is otherwise assuming with regard to Merchants Accounts obtained as a result of the activities of any Sub-Independent Sales Organization or the activities of a Sub-Independent Sales Organization. SERVICERS shall also have the right to require IPAYMENT to terminate its use for the Program of any Sub-Independent Sales Organization at any time upon written notice to IPAYMENT.

2.8 IPAYMENT shall not enter any CHASE bank branches located in New York, New Jersey, Connecticut or Texas for purposes of soliciting Prospective Merchants. IPAYMENT further agrees not to enter into marketing arrangements with any CHASE bank division or branch or other third party for purposes of soliciting existing CMS or CHASE customers or existing CMS or CHASE Merchants for the Program. In the event of a material breach of the obligations set forth in this Section 2.8 by IPAYMENT that is not cured within a thirty (30) day notification and cure period, SERVICERS may discontinue accepting Applications and Application Materials from IPAYMENT for Merchants in New York, New Jersey, Connecticut and Texas, and/or may terminate this Agreement upon thirty (30) days' notice, in their sole discretion, in addition to any other rights or remedies that SERVICERS may have under this Agreement or applicable law. Should SERVICERS discontinue accepting Applications and Application Materials in New York, New Jersey, Connecticut and Texas, pursuant to the preceding sentence, IPAYMENT shall not be restricted from soliciting Merchants, located within New York, New Jersey, Connecticut and Texas, on behalf of a processing services provider other than Service Providers (a "Third Party Provider"). The parties agree that in the event of a material breach of the obligations set forth in this Section 2.8 by IPAYMENT, or one of IPAYMENT's employees or independent representatives, IPAYMENT may attempt to cure by terminating or canceling any marketing arrangements or by taking internal disciplinary action up to and including termination of the employee or independent representative, as applicable; provided, however, that SERVICERS, in their sole discretion, believe that such actions taken by IPAYMENT will remedy the breach.

2.9      ADDITIONAL OBLIGATIONS OF IPAYMENT.

         (a) IPAYMENT and its Subsidiaries may sell or make arrangements for the lease or rental by Approved Merchants of terminals and equipment or software applications necessary for Approved Merchant to participate in the Merchant Program. IPAYMENT and Subsidiaries will install (and, pursuant to a separate agreement, if any, with the Approved Merchant, maintain and/or upgrade) such terminals, equipment and applications at no expense to SERVICERS. IPAYMENT and its Subsidiaries may, at its option, provide the services set forth in this subsection 2.9(a) itself or through one or more subcontractors. Neither CMS nor CHASE are to be parties to any such agreements for terminals, software or equipment. IPAYMENT represents and warrants that it shall be solely and exclusively responsible for providing any terminals, software or equipment, as well as any and all costs related thereto, and shall indemnify, defend and hold harmless SERVICERS from and against any and all claims or liabilities arising out of such provision, in accordance with Section 12.1 of this Agreement.

         (b) IPAYMENT will be responsible for Merchant Account implementation and will be responsible for all Losses relating to inaccuracies or omissions in account data entry.

         (c) IPAYMENT will timely respond to all inquiries from Approved Merchants concerning the Program using above industry standards.

         (d) IPAYMENT will perform daily risk management monitoring and review of all Active Accounts, in accordance with the Rules and the terms of this Agreement, to attempt to minimize Merchant Losses and shall, upon written request thereof from SERVICERS, provide SERVICERS with summary reports thereof.

         (e) IPAYMENT will be responsible for processing chargebacks in accordance with the Rules.

                                    SECTION 3

                        MARKETING AND COMPLIANCE

3.1 APPLICATION MATERIALS. The initial approved Application and Application Materials are attached hereto as EXHIBIT F. Any changes to the form and content of the approved Application and/or Application Materials, attached hereto, must be presented to SERVICERS for prior approval in writing by SERVICERS. IPAYMENT shall use reasonable efforts to ensure that each Application completed by an Applicant is current and contains accurate and complete information.

3.2 COMPLIANCE RESPONSIBILITY. IPAYMENT understands and agrees that the Merchant Processing Agreement, Application and Application Materials shall comply with all applicable laws, rules, regulations and the Rules. IPAYMENT shall have the sole responsibility for ensuring that the Merchant Processing Agreement, Application, Application Materials, marketing plans, Promotional Materials and all services performed hereunder comply, and remain in compliance, with all applicable laws, rules, regulations and the Rules. IPAYMENT agrees to provide all documents to SERVICERS for approval prior to IPAYMENT's use.

3.3 MARKETING PLAN. IPAYMENT will develop an annual marketing plan, subject to approval by SERVICERS, in their reasonable discretion, which the parties acknowledge is part of IPAYMENT's annual report. SERVICERS may at any time and from time to time request additional information regarding IPAYMENT's marketing plan or procedures (in addition to the information provided in the annual report), which IPAYMENT agrees to promptly provide to SERVICERS. IPAYMENT shall comply with the marketing plan and all activities conducted thereunder shall comply with all applicable laws, rules, regulations and the Rules.

3.4 PROMOTIONAL MATERIALS. IPAYMENT shall be responsible, at its sole expense, for the development of all Promotional Materials and shall bear the cost of the development and the printing and distribution of the Promotional Materials. The Promotional Materials shall comply with all applicable laws, rules, regulations and the Rules and otherwise be approved in writing by SERVICERS prior to IPAYMENT's use. IPAYMENT will not use SERVICERS' Marks in any advertising, promotional or display materials without SERVICERS' prior written approval. Any use of the CHASE name or Mark(s) will be subject to the prior written approval of CHASE.

3.5 OTHER PROMOTIONS. At the sole discretion ofCHASE, CHASE may enter into negotiations with IPAYMENT whereby IPAYMENT may refer Eligible Merchants to CHASE for other CHASE products and services.

                                    SECTION 4

                     APPLICATION AND UNDERWRITING PROCEDURES

4.1 APPLICATIONS. IPAYMENT shall solicit Applications from Eligible Merchants at IPAYMENT's sole expense and shall provide each Applicant with Application Materials. IPAYMENT shall collect completed and signed Application Materials from Applicants and shall forward the

         Application Materials to SERVICERS (which may be forwarded to SERVICERS via IPAYMENT's automated application system or to a facsimile number designated by SERVICERS, provided such complies with the Rules and applicable laws, rules and regulations) or to any other place(s) as SERVICERS may designate for processing and document storage. IPAYMENT shall retain copies of all Application Materials and documents forwarded to SERVICERS. IPAYMENT shall provide SERVICERS with access to IPAYMENT's automated application system and IPAYMENT's online Merchant Account system (BAMS, or any such successor or replacement system) at no cost to SERVICERS.

4.2 UNDERWRITING. IPAYMENT shall underwrite, perform a credit review and conduct a site inspection for each Application as required by this Agreement, the Merchant Processing Policy and the Rules to determine whether each Applicant is an Eligible Merchant. IPAYMENT may conduct such credit review without notification to and participation by SERVICERS, except as otherwise provided below (i.e., for any Prospective Merchant that falls within the risk and volume parameters set forth in this Section 4.2), provided that IPAYMENT performs the credit review in accordance with the Merchant Processing Policy (attached as EXHIBIT D), the terms of this Agreement and the Rules. A Sub-Independent Sales Organization, in accordance with and as permitted by this Agreement, or third-party service provider approved by SERVICERS may perform site inspections for IPAYMENT. IPAYMENT shall be responsible for such Sub- Independent Sales Organization or approved third-party service provider's compliance with this Section 4.2 in performing such site inspection. IPAYMENT shall be responsible for all credit and fraud Losses associated with any Program Merchants or the Program, regardless of any services or assistance, which may be provided by SERVICERS or any of their Affiliates. Notwithstanding anything in this Section 4.2 to the contrary, for any high risk Prospective Merchant who in good faith IPAYMENT anticipates will have annual VISA and MasterCard transaction volume equal to or greater than [****], and any low risk Prospective Merchant who in good faith IPAYMENT anticipates will have an annual VISA and MasterCard volume equal to or greater than [****], IPAYMENT shall advise SERVICERS in writing and permit SERVICERS to conduct their own credit review. Upon receipt of a complete underwriting package from IPAYMENT, SERVICERS will respond to IPAYMENT within three (3) Business Days as to SERVICERS' acceptance or rejection of such Merchant. SERVICERS' participation in any such credit review will not in any way relieve IPAYMENT from its responsibility for credit and fraud losses which may result from a Merchant's transaction processing. SERVICERS may at any time require that a Merchant relationship be terminated by IPAYMENT and SERVICERS may cease the provision of Payment Processing Services to any such Merchant. SERVICERS shall have the sole right and authority to accept or reject any Application. IPAYMENT shall obtain Prospective Merchants' authorization for IPAYMENT and/or SERVICERS to obtain all reports (including personal and business credit reports) and other information necessary in connection with their Application. Upon any rejection of a Prospective Merchant by SERVICERS, IPAYMENT may refer such Prospective Merchant to another Member.

[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

4.3 CREDIT DECISIONS. IPAYMENT shall employ the Merchant Processing Policy (attached as EXHIBIT D) in making credit evaluations. SERVICERS reserve the right, in their sole and absolute discretion to:

                  (i) Change the Merchant Processing Policy upon thirty days' notice to IPAYMENT;

                  (ii) Reject the Application of any Applicant who SERVICERS determine does not satisfy SERVICERS' Merchant Processing Policy; and

                  (iii) Terminate the Merchant Processing Agreement with respect to any Merchant at any time in accordance with the terms of the Merchant Processing Agreement with such Merchant, unless the termination is due to a policy change affecting numerous Merchants (rather than a violation of the Rules), in which case SERVICERS will provide at least 30 days written notice.

4.4 MERCHANT RESERVE ACCOUNTS. IPAYMENT shall be responsible for determining the amount of any Merchant Reserve Accounts. IPAYMENT shall also be responsible for ensuring all Merchant Reserve Accounts are adequately funded. All Merchant Reserve Accounts, along with any other monies or collateral collected from Program Merchants, shall be deposited with SERVICERS. SERVICERS may generate interest on such deposits at a rate determined by SERVICERS in their sole discretion. Any and all interest amounts shall be retained by SERVICERS and IPAYMENT shall have no interest in or right to receive any portion thereof. Once monies or other collateral are deposited in a Merchant Reserve Account, SERVICERS shall control the disbursements of such funds which are to be (i) paid to IPAYMENT or SERVICERS to cover potential Losses incurred in connection with the applicable Program Merchant, or (ii) returned to the applicable Program Merchant upon a reduction in the potential risk to IPAYMENT and SERVICERS arising from the provision of services to such Program Merchant. From time to time, IPAYMENT may request SERVICERS to disburse monies held in a Merchant Reserve Account to IPAYMENT or a Program Merchant as set forth in the preceding sentence. SERVICERS shall consider such requests in good faith, but shall not be under any obligation to honor any such request. SERVICERS may draw against any Merchant Reserve Account to cover any Losses from the applicable Program Merchant incurred by SERVICERS without the consent of IPAYMENT or the applicable Program Merchant. A return of monies from a Merchant Reserve Account to the applicable Program Merchant will be initiated within two (2) Business Days after such return is approved.

4.5 SURVIVAL. The provisions of SECTION 4.4 shall survive termination or expiration of this Agreement.

                                    SECTION 5

                               PROPRIETARY RIGHTS

5.1 SERVICERS shall have all rights conferred on it under the Merchant Processing Agreements until a Program Transfer pursuant to Section 10 of this Agreement. SERVICERS shall be exclusively entitled to receive all payments, collections, and other amounts due from Merchants until a Program Transfer is consummated, subject to SERVICERS' payment obligations to IPAYMENT in accordance with the terms of this Agreement. SERVICERS' rights under the Merchant Processing Agreements shall survive the termination of this Agreement by either party and for whatever cause.
5.2 EARLY TERMINATION FEE. In the event IPAYMENT requests to sell, transfer or assign all or a portion of its interest in the Merchant Portfolio pursuant to a Program Transfer during the first thirty-six months following the Conversion, then IPAYMENT agrees to pay SERVICERS: (i) $2,500,000 if such Program Transfer occurs during the first twelve months following the Conversion; (ii) $1,500,000 if such Program Transfer occurs during months thirteen through twenty-four following the Conversion; or (iii) $750,000 if such Program Transfer occurs during months twenty-five through thirty-six following the Conversion.

5.3 SURVIVAL. The provisions of SECTION 5.2 shall survive the termination of this Agreement.

                                    SECTION 6

                             SETTLEMENT AND PAYMENT

6.1      TRANSFER ACCOUNT.

         (a) IPAYMENT shall establish and maintain the Transfer Account at CHASE during the term of this Agreement to facilitate the making of all payments due to SERVICERS from IPAYMENT and to IPAYMENT from SERVICERS. IPAYMENT agrees that it will, at all times, maintain collected funds in the Transfer Account in an amount at least equal to the greater of the Base Amount or the amount then due SERVICERS hereunder (which greater amount shall be referred to herein as the "Minimum Balance"). IPAYMENT hereby authorizes SERVICERS to withdraw funds from the Transfer Account without signature or notice to effect all payments, offsets, deductions, and other transactions due SERVICERS or otherwise provided for under this Agreement. IPAYMENT further agrees to execute any additional documents, which may be required for SERVICERS to execute their rights under this section. IPAYMENT shall be responsible for all fees associated with maintaining the Transfer Account.

         (b) If the collected funds on deposit in the Transfer Account at any point in time are less than the Minimum Balance, IPAYMENT shall, by 12:00 P.M. P.T. on the third Business Day after being notified by SERVICERS, wire transfer to SERVICERS, or otherwise deposit to the Transfer Account, additional collected funds in an amount sufficient to cover the deficiency.

         (c) Each Banking Day, SERVICERS will transfer to the Transfer Account any funds that are payable to IPAYMENT under this Agreement.

         (d) IPAYMENT hereby grants SERVICERS a security interest in the Transfer Account to secure all of IPAYMENT's obligations to SERVICERS under this Agreement. IPAYMENT further grants SERVICERS the right to set-off against the Transfer Account or any other monies belonging or payable to IPAYMENT which are in SERVICERS' possession, which right may be executed to fulfill any payment obligations of IPAYMENT under this Agreement, including IPAYMENT's obligations related to Merchant chargebacks, regardless of whether such obligations are contingent or matured.

6.2      SETTLEMENT PROCEDURES.

         (a) SERVICERS shall settle each Merchant Account in accordance with the terms of the applicable Merchant Processing Agreement, remitting to each Approved Merchant, by ACH or other acceptable method, all Program Receipts due to the Approved Merchant after first deducting from the Program Receipts all applicable Program Participation Fees and any other amounts due to SERVICERS.

         (b) On each Payment Date, SERVICERS shall credit the Transfer Account in an amount equal to all Net Program Participation Fees less interchange, assessments, and other amounts due to SERVICERS corresponding to the Program Participation Fees that were actually collected by SERVICERS since the immediately preceding Payment Date and which have not otherwise been paid to IPAYMENT, subject to SERVICERS absolute right hereunder to withhold, defer and divert the credits during any period of time in which IPAYMENT is in default of any Material obligation under this Agreement or if an Event of Default shall have occurred. All compensation due SERVICERS, all chargebacks and credits, and all third party processing fees, will, in all events, be collected or deducted from Program Receipts or otherwise paid to SERVICERS prior to the transfer of any funds to, or the crediting of, the Transfer Account. In the event there are insufficient Program Receipts to cover the foregoing fees and expenses, payments or distributions, the amounts will be paid or deducted from Program Receipts in any order determined by SERVICERS. The parties agree that in the event credits or payments to the Transfer Account are withheld, deferred or diverted pursuant to this Section 6.2(b), such period of withholding, deferment or diversion will be limited to the greater of three business days or for such longer period of time as is required for SERVICERS to withhold sufficient funds to cover any matured or unmatured obligations of IPAYMENT under the terms of this Agreement, after which, funding will resume. SERVICERS may also divert any credits or payments to the Transfer Account to fund a Reserve Account or Termination Reserve Account as provided in Section 6.3.

         (c) In the event that there are insufficient funds to pay SERVICERS' compensation, payments to the Reserve Account, chargebacks or credits for which SERVICERS have not been reimbursed or third party processing fees, IPAYMENT shall provide sufficient additional funds to SERVICERS in accordance with SECTION 6.1(B). IPAYMENT may withdraw funds from the Transfer Account so long as the collected funds on deposit therein do not fall below the Minimum Balance and IPAYMENT is not in default of any Material obligation under this Agreement.

6.3 PAYMENT DEFERRALS. SERVICERS shall have the absolute right to defer, delay or divert any payment due to IPAYMENT to add additional funds to the Reserve Account, or to otherwise offset any future chargebacks or other amounts due to SERVICERS.

6.4 INTEREST PAYMENT. In the event that IPAYMENT fails at any time to maintain the Minimum Balance in the Transfer Account (as required in Section 6.1(a) above) and SERVICERS elect to use SERVICERS' funds to cover the deficiency, then IPAYMENT shall pay SERVICERS interest on such funds as follows. SERVICERS' funds used to cover a deficiency shall accrue interest, which will be calculated on a monthly basis, at the rate of: (i) 5.5%; or (ii) the Prime Rate (as published in the Wall Street Journal or any successor publication) plus one percent (1%), whichever is greater. In calculating the interest payment due from IPAYMENT under this Section 6.4, SERVICERS will offset any interest generated on Merchant Reserve Accounts (as provided in Section 4.4). Should the interest payment calculated under this Section 6.4 exceed the amount generated on Merchant Reserve Accounts under Section 4.4, IPAYMENT shall pay the difference to SERVICERS.

6.5 EXPENSES. Except as otherwise provided, each party shall bear its own administrative costs and overhead expenses arising out of its performance of this Agreement.

6.6 LIABILITY FOR LOSSES. SERVICERS shall have recourse from IPAYMENT, and IPAYMENT shall be liable to, and shall indemnify SERVICERS for, one hundred percent (100%) of any Losses to SERVICERS that are caused by:

         (a) Chargebacks, purchase returns, refunds, credits, adjustments, fees or Association costs and expenses related to Approved Merchants, Eligible Merchants, or any Merchant activity hereunder;

         (b) Amounts remaining due to SERVICERS after the deduction of SERVICERS' compensation as provided herein; and

         (c) All third party processing fees and other amounts that SERVICERS are obligated to pay third parties in connection with services relating to this Agreement or any Merchant Processing Agreement.

6.7 SURVIVAL. The provisions of this SECTION 6 shall survive the termination or expiration of this Agreement.

                                    SECTION 7

                   REPRESENTATIONS AND WARRANTIES OF IPAYMENT

IPAYMENT represents and warrants to SERVICERS that, as of the date of this Agreement, the following are true and correct, and will remain true and correct at all times during the term of this Agreement:

7.1 ORGANIZATION AND GOOD STANDING. IPAYMENT is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted. IPAYMENT is and will be qualified as a foreign corporation in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires the qualification.

         IPAYMENT acknowledges, represents and warrants that it is responsible for all obligations under this Agreement on behalf of itself and Subsidiaries.


7.2 EXECUTION AND EFFECT OF AGREEMENT. IPAYMENT has the corporate power and authority to enter into this Agreement and the execution and delivery of this Agreement and the performance of IPAYMENT's obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by IPAYMENT and constitutes a legal, valid, and binding obligation of IPAYMENT, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

7.3 RESTRICTIONS. Neither the execution nor delivery of this Agreement nor the conduct of the Program contemplated here will:

         (a) Violate any of the provisions of the Charter or Bylaws of IPAYMENT; or

         (b) Conflict with, or result in a breach of, or give rise to a right of Termination of, or accelerate the performance required by the terms of any Judgment, court order or consent decree, or any agreement, including without limitation, a restrictive covenant or covenant against competition, indenture, mortgage, or instrument to which IPAYMENT is a party or to which its property is subject, or constitute a default thereunder, except where the conflict, breach, right of termination, acceleration or default would not prevent or have a Material adverse effect on the conduct of the activities contemplated hereby.

7.4 CONSENTS. Except for filings, consents, waivers, approvals, and authorizations that the failure to obtain or make would not have a Material adverse effect on IPAYMENT or the Program, no filing, consent, waiver, approval, or authorization of any governmental authority or of any third party other than VISA and MasterCard, or notice to, or filing with, any governmental authority or any third party on the part of IPAYMENT is required in connection with the execution and delivery of this Agreement or the conduct of the activities contemplated hereby.

7.5 LITIGATION. There is no action at law or in equity, arbitration, proceeding, or governmental investigation pending, or to the knowledge of IPAYMENT threatened, by or before any court, any governmental or administrative agency or commission, or arbitrator, against IPAYMENT regarding this Agreement or any of the transactions contemplated hereby that could reasonably be expected to prevent or have a Material adverse effect on the conduct of the activities contemplated hereby.

7.6 REGISTRATION AS IPAYMENT. IPAYMENT (and each Subsidiary that provides services under this Agreement) shall at all times, at its cost and expense, maintain in effect during the term of this Agreement, a valid and effective registration as an ISO with VISA and a MSP with MasterCard and shall provide any information as VISA and MasterCard may reasonably request in connection therewith or in connection with the services of IPAYMENT (or such sponsored Subsidiary) hereunder, and shall provide SERVICERS the information as it may reasonably request concerning IPAYMENT's (or such sponsored Subsidiary) compliance with the requirements set forth herein.

7.7 MARK RESTRICTION. IPAYMENT shall not make any use of SERVICERS' Marks or any other intellectual property without SERVICERS' prior written consent, which may be withheld or revoked by SERVICERS in their sole discretion.

7.8 FINANCIAL STATEMENTS/AUDIT RIGHTS. IPAYMENT shall supply SERVICERS with quarterly financial statements (which may be unaudited statements) and with annual audited financial statements for each fiscal year, starting with the fiscal year ending December 31, 2002, prepared in accordance with generally accepted accounting principles by a nationally recognized auditing firm within 120 days after the end of each fiscal quarter (or after the end of each fiscal year) unless a shorter timeframe is required by VISA, MasterCard or the Rules, in which case, such shorter timeframe will apply. IPAYMENT will, at any and all reasonable times upon seven days prior written notice, unless a shorter timeframe is required by VISA, MasterCard or the Rules (in which case, the shorter timeframe will apply), permit SERVICERS' employees, agents auditors and/or regulators to inspect IPAYMENT's books and records at SERVICERS' expense.

7.9 IPAYMENT'S ASSETS. IPAYMENT has net assets as of the effective date of this Agreement of at least $14,000,000.00. Beginning ninety days after the effective date of this Agreement, IPAYMENT shall at all times have net assets of at least $14,000,000.00.

7.10 MAINTENANCE OF UNDERWRITING STAFF. IPAYMENT shall at all times maintain an adequate and qualified staff to perform underwriting and credit reviews of Program Merchants.

                                    SECTION 8

                              ADDITIONAL COVENANTS

8.1      RESERVE ACCOUNT.

         (a) IPAYMENT expressly authorizes SERVICERS to establish a Reserve Account pursuant to the terms and conditions set forth in this Section
         8.1. The initial amount of such Reserve Account shall be [****] and may be increased by SERVICERS from time to time, in their sole reasonable discretion, based upon any anticipated risk of Loss to SERVICERS. Such Reserve Account shall be established and maintained at CHASE.

         (b) The Reserve Account shall be fully funded upon three (3) Business Days notice to IPAYMENT. Such Reserve Account may be funded by all or any combination of the following: (i) one or more debits to the Transfer Account or any other accounts held by CHASE or any of its Affiliates; (ii) one or more deductions or off sets to any payments otherwise due to IPAYMENT; or (iii) IPAYMENT's delivery to SERVICERS of a letter of credit issued by a bank acceptable to SERVICERS and in a form acceptable to SERVICERS. Any Reserve Account will be held by SERVICERS for the greater of twelve months after termination of this Agreement or for such longer period of time as is consistent with SERVICERS' liability for Card transactions in accordance with the Rules.

         [****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

         Twelve months after termination, SERVICERS agree that it shall reduce the Reserve Account balance to reflect IPAYMENT's then potential liability.

         (c) If IPAYMENT's funds in the Reserve Account are not sufficient to cover the Chargebacks, adjustments, fees and other charges due from IPAYMENT or Merchants, or if the funds in the Reserve Account have been released, IPAYMENT agrees to pay SERVICERS such sums within one (1) Business Day of any such request by SERVICERS. In the event of a failure by IPAYMENT to fund the Reserve Account, SERVICERS may fund such Reserve Account in any of the manners set forth above in SECTION 8.1(B).

         (d) To secure IPAYMENT's obligations to SERVICERS under this Agreement, IPAYMENT grants to SERVICERS a lien and security interest in and to any of IPAYMENT's funds in the Reserve Account or otherwise related to this Agreement now or hereafter in the possession of SERVICERS, whether now or hereafter due or to become due to IPAYMENT from SERVICERS. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, SERVICERS are hereby authorized by IPAYMENT at any time and from time to time, without notice or demand to IPAYMENT or to any other person (any such notice and demand being hereby expressly waived), to set off, recoup and to appropriate and to apply any and all such funds against and on account of IPAYMENT's obligations to SERVICERS under this Agreement and any other agreement with SERVICERS, whether such obligations are liquidated, unliquidated, fixed, contingent, matured or unmatured. IPAYMENT agrees to duly execute and deliver to SERVICERS such instruments and documents as SERVICERS may reasonably request to perfect and confirm the lien, security interest, right of set off, recoupment and subordination set forth in this Agreement.

         (e) Any funds maintained in the Reserve Account shall yield interest equal to the federal funds rate, as stated from time to time in the Wall Street Journal (or any successor publication), plus one percent (1%), which will be payable monthly on each Payment Date.

8.2 INSPECTION. IPAYMENT will, at any and all reasonable times and upon notice reasonable under the circumstances, permit SERVICERS' employees, agents, attorneys, auditors, or regulators to inspect IPAYMENT's place of business to audit its operations for compliance with all laws, rules, regulations, and directives of any governmental regulatory agency, as well as all rules, regulations and directives of MasterCard, or VISA all at SERVICERS' expense.

8.3 COOPERATION. SERVICERS and IPAYMENT will each timely furnish to the other any and all information and materials that the other may, from time to time, reasonably request in connection with all matters contemplated by this Agreement. Each party also shall take the action as the other may, from time to time, reasonably request in order that the purposes of this Agreement will be fully accomplished and that all matters contemplated hereby will comply with all applicable statutory, regulatory or other legal requirements.

8.4      EXCLUSION OF WARRANTIES, LIMITATIONS OF LIABILITY.

         (a) This Agreement is a service agreement and, except as expressly provided in this Agreement, SERVICERS disclaim all other representations or warranties, express or implied, made to IPAYMENT, Merchants or any other person or entity, including without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (regardless of any course of dealing, custom or usage of trade) of any services or any goods provided incidental to the services provided under this Agreement.

         (b) Notwithstanding anything in this Agreement to the contrary, in no event shall SERVICERS, their respective Affiliates or any of their respective directors, officers, employees, agents or subcontractors, be liable under any theory of tort, contract, strict liability or other legal theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by Agreement of the parties, regardless of whether the damages where foreseeable or whether any party or any entity has been advised of the possibility of the damages. For sake of clarification, the exclusion set forth in this
         Section 8.4(b) does not apply to direct damages.

         (c) Except for claims related to payments due to IPAYMENT under Section 6.2(b) that have not been paid to IPAYMENT and notwithstanding anything in this Agreement to the contrary, SERVICERS' cumulative liability for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever including, but not limited to, those arising out of or related to this Agreement and regardless of the form of action or legal theory shall not exceed $2,500,000.00.

8.5 COMPLIANCE WITH RULES. IPAYMENT also covenants to the following on behalf of itself and Subsidiaries:

         (a) IPAYMENT has received, understands, and agrees to comply fully with all Rules and applicable laws, rules and regulations.

         (b) On an ongoing basis, IPAYMENT will regularly provide SERVICERS with the current addresses for all its offices.

         (c) In the event of any inconsistency between any provision of this Agreement and the Rules, the Rules in each instance shall be afforded precedence and shall apply.

         (d) This Agreement will automatically terminate if IPAYMENT de-registers with VISA and/or MasterCard or when SERVICERS cease for any reason to be a Member.

         (e) IPAYMENT acknowledges and agrees that VISA and/or MasterCard are the sole and exclusive owner of VISA and/or MasterCard Marks. IPAYMENT agrees to never contest the ownership of these Marks and VISA and/or MasterCard may at any time immediately and without advance notice prohibit IPAYMENT from using their respective Marks.

         (f) IPAYMENT acknowledges and agrees that VISA and/or MasterCard shall have the right, either in law or in equity, to enforce any provision of the Rules and to prohibit IPAYMENT's conduct that creates a risk of injury to VISA and/or MasterCard or that may adversely affect the integrity of VISA's and/or MasterCard's systems, information or both. IPAYMENT agrees to refrain from taking any action that would have the effect of interfering with or preventing an exercise of these rights by VISA and/or MasterCard.

         (g) IPAYMENT agrees not to use any Marks of VISA and/or MasterCard on its own behalf in the furtherance of the Program. IPAYMENT also agrees not to suggest, imply or in any manner create an impression that it is a Member or an authorized representative of VISA and/or MasterCard or that it is other than an Independent Sales Organization for a Member. Further, IPAYMENT may not create an impression that VISA and/or MasterCard in any way endorses IPAYMENT or the Program it coordinates through SERVICERS.

         (h) IPAYMENT may use one (1) or more of VISA's or MasterCard's Marks under the following conditions:

                  (A)      Marks are used in accordance with the Rules; and

                  (B) Marks are used pursuant to the express written permission of CHASE.

         (i) IPAYMENT may not subcontract, sublicense, assign, license, franchise or in any other manner extend or transfer to any third party any right or obligation IPAYMENT may have in connection with the Program. IPAYMENT agrees to provide services under the Program only with IPAYMENT's or Subsidiaries' employees, independent representatives or another Independent Sales Organization that is registered with VISA and/or MasterCard to provide services for a Member, which has been approved in advance by SERVICERS in writing. An "employee or independent representative" of IPAYMENT or Subsidiary is defined as an individual who, while providing services for the Program (i) represents himself or herself as working for or on behalf of IPAYMENT or Subsidiary while using only IPAYMENT's or Subsidiary's legal or "doing business as" name(s) as registered with VISA and/or MasterCard; and
         (ii) receives compensation for services rendered for the Program from IPAYMENT or Subsidiary. An employee or independent representative may not extend or transfer to any third party any right or obligation the employee or independent representative may have regarding the Program as an employee or independent representative of IPAYMENT or Subsidiary. IPAYMENT further agrees to the following:

                  (i) IPAYMENT will not use VISA's and/or MasterCard's equipment and software ("V/MC Systems") and VISA and/or MasterCard information identified or reasonably understood to be confidential or proprietary ("V/MC Confidential Information") for anything other than to perform its duties on behalf of SERVICERS and definitely not for its own use or for any other purpose;

                  (ii) To treat the V/MC Systems and V/MC Confidential Information in at least as careful and confidential a manner as IPAYMENT treats its own or the SERVICERS' systems and confidential or proprietary information;

                  (iii) To acknowledge that access to the V/MC Systems and V/MC Confidential Information does not convey to IPAYMENT any right, title, interest or copyright therein or any license to use, sell, exploit, copy or develop them further;

                  (iv) To limit access to the V/MC Systems and V/MC Confidential Information to only those IPAYMENT employees with a need to have access for the IPAYMENT to perform services under the Program and to implement and maintain reasonable and appropriate safeguards to prevent unauthorized access to or use of the V/MC Systems or V/MC Confidential Information;

                  (v) Upon request by SERVICERS, or, absent such requests, upon termination of IPAYMENT's performance under the Program, to immediately cease any and all use of V/MC Systems and promptly thereafter deliver to SERVICERS all V/MC Confidential Information then in the possession or control or, upon request by VISA and/or MasterCard, to immediately cease any and all use of the V/MC Systems and promptly thereafter deliver all V/MC Confidential Information then in its possession or control to VISA and/or MasterCard; and

                  (vi) To immediately advise both SERVICERS and VISA and/or MasterCard if any unauthorized person or external entity seeks access to the V/MC Systems or V/MC Confidential Information whether by legal proceeding or otherwise.

         (j) VISA and/or MasterCard may at any time conduct financial and procedural audits of IPAYMENT. IPAYMENT agrees to cooperate with and promptly supply VISA and/or MasterCard with all information and material requested.

         (k) IPAYMENT understands that all Program materials including, by way of example and not limitation, Merchant Applications, Merchant Processing Agreements, Merchant statements, and Promotional Materials (i) must be approved by SERVICERS before use and (ii) may not state or imply that IPAYMENT is participating in or conducting any activity precluded by the Rules.

         (l) IPAYMENT recognizes that SERVICERS must approve (in advance) any fee associated with the Program which must be clearly and conspicuously disclosed in writing to the Merchant prior to any payment or application.

         (m) IPAYMENT acknowledges that under the Rules it will not have access to any account for funds (i) then or subsequently due a Merchant under the Program and/or (ii) withheld from a Merchant for chargebacks arising out of the Program. IPAYMENT also recognizes that SERVICERS may not assign or otherwise transfer an obligation to pay or reimburse a Merchant to IPAYMENT if the obligation arises from the Merchant's Program participation.

8.6 GUARANTY. The parties acknowledge that they are entering into this agreement with a personal guaranty which guarantees IPAYMENT's performance of its obligations under this Agreement as partial collateral. In the event IPAYMENT becomes a company whose shares of common stock are traded on an organized national domestic exchange (a "public company"), SERVICERS agree, upon receipt of a written request from IPAYMENT, to review the personal guaranty requirement and to consider a release of such guaranty in exchange for an increase in the Reserve, to be determined by SERVICERS in their sole discretion.

8.7 SURVIVAL. The provisions of SECTION 8.1 and SECTION 8.4 shall survive the termination or expiration of this Agreement.

                                    SECTION 9

                            CONFIDENTIAL INFORMATION

9.1 CONFIDENTIAL INFORMATION. Confidential Information is non-public and proprietary information relating to the business of IPAYMENT or its Affiliates that SERVICERS acquire during the term of this Agreement, and information relating to the business of SERVICERS and their Affiliates. It includes, but is not limited to, the following, whether used in, or to be used in, the business of IPAYMENT or SERVICERS, and whether or not reduced to practice; physical systems for the operation of the business; all present and planned strategies, business plans, and projections; all market and sales and marketing information; and all financial, accounting, and credit information. Neither party will disclose, furnish, sell or otherwise convey any of the other parties' Confidential Information or materials without written authorization, except that SERVICERS may disclose Confidential Information to its members or Affiliates.

9.2 EXCLUSIONS. Nothing in this Section 9 shall restrict either party with respect to Confidential Information which: (i) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party; (ii) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any person acting on its behalf; (iii) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party not known to be under restrictions on use or disclosure; (iv) is independently developed by such party; (v) is required to be disclosed by law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure; or (vi) is required to be disclosed to comply with or to enforce the terms of this Agreement.

9.3 OWNERSHIP OF WORK PRODUCT. Each party shall have and retain all ownership rights (including, without limitation, ownership of any Marks) in the work product developed for the implementation of the Program, including, without limitation, the marketing plans, Promotional Materials, and account materials that it creates, prepares or produces in connection with this Agreement, and all the work products shall remain the exclusive property of that party. Upon termination of the Agreement, each party shall immediately cease using any materials using the other's Marks or Intellectual Property, and shall immediately destroy all such materials.

9.4 SURVIVAL. The provisions of this SECTION 9 shall survive the termination or expiration of this Agreement.

                                   SECTION 10

                                PROGRAM TRANSFER

10.1 PROGRAM TRANSFER. At the request of IPAYMENT, SERVICERS will transfer and assign all Merchant Processing Agreements and Merchant Accounts in the Merchant Portfolio, to a VISA and MasterCard Member designated by IPAYMENT, provided: (a) all amounts due (or estimated to become due) in connection with each Merchant Processing Agreement and under this Agreement have been paid to SERVICERS; (b) the Termination Reserve Account has been adequately funded; (c) an Event of Default which has created a material increase in risk of Loss to SERVICERS has not occurred and is not continuing;
         (d) the transfer will be without recourse of any kind to SERVICERS; (e) IPAYMENT provides full written indemnities to SERVICERS regarding actual and potential losses or other obligations arising out of operation of the Program or arising out of, or related to, this Agreement or any Merchant Processing Agreement; and (f) the Program Transfer complies with all Applicable laws and regulations. The Merchant Reserve Accounts for Merchant Accounts in the Merchant Portfolio will be transferred and assigned within 30 Days of completion of a transfer of the BINs and ICAs for the Merchant Portfolio to another a VISA and MasterCard Member pursuant to SECTION 10.2.

10.2 BIN AND ICA TRANSFER. IPAYMENT shall be responsible for initiating a transfer of the BINs and ICAs for the Merchants in Merchant Portfolio to another Member, for providing any and all information, documents or materials as may be necessary to effectuate the transfer and addressing any information requests from VISA or MasterCard. The BINs and ICAs transfer shall only be complete upon approval by VISA and MasterCard. IPAYMENT shall be solely responsible for, and reimburse SERVICERS for, any and all costs arising out of or related to the transfer of the BINs and ICAs and deconverting the Program Merchants.

10.3 SURVIVAL. The provisions of this Section 10 shall survive the termination or expiration of this Agreement for a period of one-hundred eighty (180) Days from the date of expiration or termination or until the effective date of a Program Transfer under this Section 10, whichever shall occur first.

                                   SECTION 11

                              TERM AND TERMINATION

11.1 INITIAL TERM. The initial term of this Agreement shall commence upon the initial Conversion of the Existing Portfolio and continue for four
         (4) years ("Initial Term"), unless terminated earlier as provided in this Agreement. Thereafter, this Agreement shall automatically renew for successive one-year periods unless IPAYMENT or SERVICERS give written notice of non- renewal to the other at least sixty (60) days prior to the expiration of the Initial Term or renewal term, as applicable.

11.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement prior to its expiration for cause with thirty (30) Days prior written notice to the non-terminating party as follows:

         (a) If SERVICERS or IPAYMENT become unable to perform its obligations under this Agreement or, specifically and without limiting the generality of the foregoing, SERVICERS or IPAYMENT becomes unable to perform its obligations hereunder because of any applicable law or regulation, or any judgment, order, decree, or agency requirement;

         (b) If VISA or MasterCard does not approve, or objects to, the transactions contemplated hereby or imposes costs or requires changes in connection with any activity or transaction contemplated hereby that reduce or otherwise adversely affect the financial benefits that either party is intended to derive from this Agreement. Termination under this Subsection, however, requires an additional thirty (30) days after notice to cure. This additional time will permit an opportunity to negotiate with VISA or MasterCard and for the parties to renegotiate as to the manner in which to proceed; or

         (c) This Agreement, the transactions contemplated hereby or SERVICERS' participation therein is deemed or criticized by the Office of the Comptroller of the Currency or other regulatory agency to be unlawful, unsafe, and unsound or otherwise inappropriate.

         Notwithstanding the foregoing, (i) SERVICERS and IPAYMENT reserve the right to immediately terminate this Agreement upon written notice for any breach of confidentiality obligations or any infringement of SERVICERS' or IPAYMENT's Intellectual Property or misuse of SERVICERS' or IPAYMENT's Marks by the other party; and (ii) SERVICERS reserve the right to immediately terminate this Agreement upon written notice for any commission of any fraudulent or illegal activity of any Sub Independent Sales Organization wherein either (A) the fraudulent or illegal activity is material and IPAYMENT has not taken immediate action to cease such activities upon any notification, or (B) VISA and/or MasterCard require immediate termination.

11.3 TERMINATION UPON BREACH. This Agreement may be terminated by either party upon sixty (60) Days prior written notice if the other party Materially breaches any representation, warranty, covenant, condition or term in this Agreement, or if any warranty or representation becomes untrue or incorrect during the term hereof. The breaching party shall have the right to cure any breach that is susceptible of cure during the sixty (60) Day notice period and if the breach is cured to the reasonable satisfaction of the non-breaching party, this Agreement shall not be terminated and shall continue in full force and effect. Notwithstanding the foregoing, the notice and cure periods provided for herein shall be reduced from sixty (60) Days to ten (10) Business Days in the event that either SERVICERS or IPAYMENT fails to make a monetary payment it is required to make to the other (pursuant to this Agreement) when the payment is due and the payment has not been deferred by SERVICERS pursuant to SECTIONS 6.2, 6.3 or 8.1 of this Agreement.

11.4 ADDITIONAL TERMINATION RIGHTS OF SERVICERS. SERVICERS may immediately terminate this Agreement upon expiration of a thirty (30) Day notice and cure period (such notice and cure period to run concurrently commencing upon the date of notice from SERVICERS to IPAYMENT) if any of the following "Events of Default" shall occur:

            (a) a material adverse change in the business or financial condition of IPAYMENT;

            (b) an assignment of this Agreement by IPAYMENT without SERVICERS written consent;

            (c) a sale of all or a substantial portion of IPAYMENT's assets, which shall mean at least 50% of IPAYMENT's assets, which shall in SERVICERS sole, reasonable discretion materially increase SERVICERS risk of Loss, unless such sale is part of IPAYMENT'S initial public offering;

            (d) any change in 50% or more of ownership or control of IPAYMENT, which shall in SERVICERS' sole, reasonable discretion materially increase SERVICERS' risk of Loss, unless such sale is part of IPAYMENT's initial public offering;

            (e) any material failure on the part of IPAYMENT to comply with the Merchant Processing Policy;

            (f) IPAYMENT shall default in any Material respect in the payment of any Material indebtedness, notwithstanding the provisions of Section 11.3;

            (g) IPAYMENT fails to fund the Reserve Account as required under this Agreement; or

            (h) IPAYMENT or any of its employees or independent representatives engage in any fraudulent activity or is reasonably suspected or accused of engaging in any fraudulent activity in connection with the performance of their duties under this Agreement.

            (i) a material adverse change in the financial condition of any individual or entity which has executed a guaranty which guarantees IPAYMENT's performance of its obligations hereunder;

            (j) the termination or revocation of any guaranty which guarantees IPAYMENT's performance of its obligations hereunder; or

            (k) the death of any individual which has executed a guaranty which guarantees IPAYMENT's performance of its obligations hereunder.

      In addition to SERVICERS' right to terminate this Agreement, if any Event of Default shall occur and is not cured within the thirty Day notice and cure period (as described above), then SERVICERS may, at their option: (A) withhold any monies due or scheduled to become due to IPAYMENT in satisfaction of any amounts due to SERVICERS; (B) withhold any monies due or scheduled to become due to IPAYMENT to fund the Reserve Account or Termination Reserve Account; and/or (C) sell the Merchant Portfolio to a third party upon terms to be determined by SERVICERS after a period of six
      (6) months from the date of SERVICERS' notice to IPAYMENT of an Event of Default (subject to SERVICERS' rights to take any and all of the actions described in Subsections (A) and (B) of this paragraph during such six-month period) should IPAYMENT not cover (which includes by application of all amounts withheld by SERVICERS under Subsections (A) and (B) of this paragraph) all matured and unmatured amounts due to SERVICERS from IPAYMENT or any Program Merchant under this Agreement prior to the end of such six-month period. In the event of any such sale of the Merchant Portfolio by SERVICERS, the sale proceeds shall be applied to cover any amounts due to SERVICERS from IPAYMENT or any Program Merchants, as well as any costs incurred by SERVICERS as a result of the Event of Default and the resulting sale of the Merchant Portfolio. Also, in the event any sale proceeds remain thereafter, the remaining monies shall be paid to IPAYMENT to reimburse IPAYMENT for any losses or investment expense in the Program which IPAYMENT may have incurred. In the event an 11.4(h) Event of Default occurs, IPAYMENT may attempt to cure by terminating the employee or independent agent, provided SERVICERS, in their sole discretion, believe that such termination will stop the fraudulent or suspected fraudulent activity. Notwithstanding anything in this
          Section 11.4 to the contrary, in the event of a subsection 11.4(f) Event of Default, SERVICERS will be able to withhold, set-off or appropriate any credits or payments due or scheduled to become due to IPAYMENT in accordance with and as permitted in Section 8.1 of this Agreement.

11.5 TERMINATION UPON PROGRAM TRANSFER. This Agreement may be terminated by IPAYMENT upon one hundred eighty (180) days prior written notice to SERVICERS if IPAYMENT elects to complete a Program Transfer in accordance with SECTION 10, provided that this termination right shall be subject to IPAYMENT's compliance with each term, condition, and provision of SECTION 10.

11.6 ADDITIONAL TERMINATION RIGHTS OF IPAYMENT. This Agreement may be terminated by IPAYMENT and IPAYMENT may request a Program Transfer without invoking SECTION 5.2 (Early Termination Fee) during the Initial Term if SERVICERS make any change the Merchant Processing Policy which is not due or related to a change in the Rules and such change adversely affects IPAYMENT's solicitation of Eligible Merchants for the Program. By "adversely affects", the parties mean a change to the Merchant Processing Policy that reduces the number of Eligible Merchants by ten percent (10%) or more.

11.7 DISSOLUTION OF CMS. Upon notice to IPAYMENT, this Agreement may be terminated by CMS, one of its members, or its successor upon the dissolution of CMS; provided, however, that following any such termination, CHASE may continue to sponsor IPAYMENT as an ISO and MSP for Visa and MasterCard and to make available the use of BINs and ICAs to provide settlement and clearing services under separate, mutually acceptable terms and conditions.

11.8 FINANCIAL CONDITION. This Agreement may be terminated upon the insolvency or bankruptcy of either party.

11.9 LIABILITY FOLLOWING TERMINATION. Following expiration or termination of this Agreement, IPAYMENT shall continue to hold all risks associated with transactions processed by SERVICERS prior to the termination or expiration of this Agreement or deconversion of the Program Merchants, including all risk relating to Chargebacks and fraudulent transactions. IPAYMENT shall pay SERVICERS any amounts associated with such risks immediately upon demand. SERVICERS may also require additional monies be deposited in the Reserve Account or Termination Reserve Account upon any termination or expiration of this Agreement.

11.10 TERMINATION RESERVE ACCOUNT. Within seven (7) Days of the issuing of a notice of termination by either party, IPAYMENT shall fund a Termination Reserve Account. Except as specifically set forth otherwise in this Section 11.9, all provisions of Section 8.1 of this Agreement with regard to the Reserve Account shall also apply to the Termination Reserve Account. The amount of the Termination Reserve Account shall equal:

            (i)   The most recent amount required for the Reserve Account under
                  Section 8.1 of this Agreement, or

            (ii) The amount calculated as SERVICERS'estimated risk of Loss in its sole discretion, whichever is greater. Upon termination, any balance in the Reserve Account shall be transferred to, and be applied toward, the Termination Reserve Account. Notwithstanding anything in this Section 11.9 to the contrary, upon completion of a transfer of the BINs and ICAs for the Merchant Portfolio to another VISA and MasterCard Member pursuant to Section 10 in connection with a Program Transfer, SERVICERS shall review the amount of the Termination Reserve Account and adjust the amount of such to reflect the risk of Loss.

11.11 SURVIVAL. The provisions of SECTIONS 11.4, 11.9 and 11.10 shall survive the termination or expiration of this Agreement.

                                   SECTION 12

                                 INDEMNIFICATION

12.1 IPAYMENT'S INDEMNIFICATION. IPAYMENT shall indemnify, defend, protect, and hold SERVICERS, their Affiliates, CMS' members, and their respective officers, directors, employees, attorneys, and permitted assigns, harmless from and against any Losses arising directly from:

            (i) Any failure by IPAYMENT to comply with any Material term or condition of this Agreement applicable to IPAYMENT, or the failure of any warranty or representations made by IPAYMENT to SERVICERS to be true and correct;

            (ii) Any claim for which IPAYMENT has otherwise agreed herein to pay or indemnify SERVICERS;

            (iii) Credit or fraud Losses, regardless of who may have performed
                  (or failed to perform) any related underwriting, credit review, periodic review or fraud monitoring services;

            (iv) Any negligence on the part of IPAYMENT or any of its employees, independent representatives, or Sub-Independent Sales Organizations; and

            (v) any infringement arising out of IPAYMENT's use of SERVICERS' Marks or Intellectual Property, without any limitation of liability whatsoever.

12.2 SERVICERS' INDEMNIFICATION. SERVICERS shall indemnify, defend, protect, and hold IPAYMENT, its Affiliates and their respective officers, directors, employees, attorneys, and permitted assigns, harmless from and against any Losses arising directly from:

            (i) Any failure by SERVICERS to comply with any Material term or condition of this Agreement applicable to SERVICERS, or the failure of any warranty or representations made by SERVICERS to be true and correct;

            (ii) Any claim for which SERVICERS has otherwise agreed herein to pay or indemnify IPAYMENT; and

            (iii) Any Losses caused by SERVICERS' breach of a Merchant
                  Processing Agreement.

12.3 SURVIVAL. The provisions of this SECTION 12 shall survive the termination or expiration of this Agreement.

                                   SECTION 13

                                  MISCELLANEOUS

13.1 RELATIONSHIP OF THE PARTIES. SERVICERS and IPAYMENT agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partnership or joint venture or agency or any association for profit between SERVICERS and IPAYMENT. IPAYMENT is not authorized hereunder to hold itself out as an agent of SERVICERS or to inform or represent to any person that IPAYMENT has authority to bind or obligate SERVICERS or to otherwise act on behalf of SERVICERS. IPAYMENT shall not make any representation or warranty, or create any liability or potential liability on behalf of SERVICERS.

13.2 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended to confer upon any person or entity other than the parties and their Affiliates any rights or remedies.

13.3 ASSIGNMENT AND TRANSFER. IPAYMENT shall not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder, or contract with any third party (other than the third parties named herein) to perform any of its responsibilities or obligations relating to this Agreement without the prior written consent of the other parties. Upon thirty (30) Days' prior notice to IPAYMENT and subject to the Rules, SERVICERS may assign or transfer this Agreement and their rights and obligations hereunder and may delegate their duties hereunder, in whole or in party, to any third party, without the consent of IPAYMENT. Upon receipt of notice of any such assignment or transfer, IPAYMENT shall have 30 Days to review the assignment or transfer. If IPAYMENT disapproves of the assignment or transfer by SERVICERS, IPAYMENT may terminate this Agreement upon 30 Days' prior written notice to SERVICERS. IPAYMENT's failure to disapprove of the assignment or transfer within 30 Days of its receipt of notice shall constitute its approval. Alternatively, SERVICERS may request that IPAYMENT's consent to any such assignment or transfer in advance, which consent shall not be unreasonably withheld.

         IPAYMENT's hereby consents to any transfer or assignment of this Agreement by SERVICERS to FDMS, CHASE or any of their Affiliates.

13.4 NOTICES. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by certified, registered, or overnight mail or overnight courier service, postage prepaid, return receipt requested, addressed as follows:

               IF TO CMS:

               CHASE MERCHANT SERVICES, L.L.C.
               3975 N.W. 120th Avenue
               Coral Springs, Florida 33065
               Attention:  Chief Executive Officer

               WITH A COPY TO ATTENTION:  General Counsel (same address)

               IF TO CHASE:

               JPMORGAN CHASE BANK
               100 Duffy Avenue
               Hicksville, New York 11801
               Attention:  Merchant Services

               IF TO IPAYMENT:
               IPAYMENT, INC.
               40 Burton Hills, Suite 415
               Nashville, TN 37215
               ATTN: Greg Daily, CEO
               WITH A COPY TO ATTENTION: General Counsel
                                         IPAYMENT, INC.
                                         9121 Oakdale Avenue, Suite 201
                                         Chatsworth, CA 91311

         Or to such other person or address as either party may designate by notice given to the other party as provided herein. The notice or communication shall be deemed to have been given as of the date so delivered.

13.6 PRIOR AGREEMENTS, ENTIRE AGREEMENT, AND MODIFICATIONS. This Agreement supercedes all prior agreements, whether verbal or in writing, and contains the entire Agreement between the parties regarding all matters, issues and claims, and any other written documents exchanged, verbal agreements reached and representations made by or between the parties in the course of the negotiation of this Agreement. This Agreement may be changed only by a written instrument specifically stating that it modifies this Agreement and it must be signed by all parties.

13.7 EFFECTIVENESS, APPLICABLE LAW, AND FORUM. This Agreement shall become effective as of the date first written above upon execution by the parties, and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to New York conflict laws.

13.8 WAIVERS. No failure or delay by either party to exercise, and no course of dealing regarding any right of the party concerning an obligation of the other party to this Agreement, shall operate as a waiver unless agreed to in writing by both parties. Both parties here waive their right to a jury trial in the event of any legal proceedings between them.

13.9 BINDING EFFECT, SPECIFIC PERFORMANCE. This Agreement and the rights and obligations created hereunder shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and no other person or legal entity shall acquire or have any rights under or by virtue of this Agreement. The remedies, and any other remedies provided for in this Agreement shall be cumulative in nature, not exclusive, and shall be in addition to any other remedy allowed in law or equity.

13.10 SEVERABILITY. If any provision of this Agreement is held illegal, invalid, void, or unenforceable in any jurisdiction where this Agreement or any part there of is to be performed by reason of any rule of law, administrative or judicial proceeding or public policy, the provision shall be deemed deleted and the remaining provisions of this Agreement shall remain valid and binding.

13.11 HEADINGS. The Section headings of this Agreement are inserted as a matter of convenience only and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions herein.

13.12 COUNTERPARTS. Provided that all parties execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties acknowledge that delivery of executed copies of this Agreement may be effected by facsimile or other comparable means, as well as by delivery of manually signed copies.

13.13 CONSTRUCTION. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiable, prepared and drafted, and that, if at any time the parties desire or are required to interpret or construe any term or condition of any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

13.14 EXHIBITS. All Exhibits to this Agreement are incorporated by reference with the same force and effect as if fully set forth herein. This Agreement shall be given full force and effect without the

         Exhibits or as to those Exhibits that are attached, in the event less than all of the Exhibits referenced herein are in fact attached.

13.15 SURVIVAL. The provisions of this SECTION 13 shall survive the termination or expiration of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the 31st day of January, 2003.

                             IPAYMENT, INC.

                             By:/s/ Greg Daily
                                ----------------------------------
                             Title: Chief Executive Officer
                                   -------------------------------
                             Date:  January 28, 2003
                                  --------------------------------


                             CHASE MERCHANT SERVICES, L.L.C.

                             By:/s/ Patricia Keller
                                ----------------------------------
                             Title: Illegible
                                   -------------------------------
                             Date:  January 29, 2003
                                  --------------------------------


                             JPMORGAN CHASE BANK

                             By:/s/ Illegible
                                ----------------------------------
                             Title: Illegible
                                   -------------------------------
                             Date:  January 31, 2003
                                  --------------------------------